Exhibit 99.1

1847 Holdings Reports Audited 2025 Results with 207% Revenue Growth to $48.3 Million; Net Income of $66.5 Million and Adjusted EBITDA of $9.8 Million

CMD Generated $40.5 Million in 2025 Revenue, Representing 32% Year-Over-Year Growth Compared with CMD’s Full-Year 2024 Pro Forma Revenue, Which Reflects the Full Year of CMD Operations for Comparability

CMD’s 2025 Adjusted EBITDA Increased to $14.3 Million from $7.7 Million in the Prior Year on a Pro Forma Basis, a 84% Year-Over-Year Increase

CMD Management Noted a Record Bid Pipeline Exceeding $160 Million

Kyle’s Generated $6.6 Million in 2025 Revenue, Up 24% from $5.3 Million in 2024. Adjusted EBITDA More Than Doubled $1.1 Million from $0.6 Million

Gross Profit Increased to $23.9 Million from $7.8 Million, a 208% Year-Over-Year Increase

NEW YORK, NY / March 31, 2026 / 1847 Holdings LLC (OTC: LBRA) (“1847” or the “Company”), a diversified acquisition holding company focused on identifying and monetizing overlooked, deep-value businesses, today announced results for fiscal year 2025, which include audited financial statements, as reflected in the independent auditor’s report within the Form 10-K filed with the U.S. Securities and Exchange Commission.

Consolidated 2025 Financial Highlights:

	2025	2024	Change
Revenues	$48.3 million	$15.7 million	+207%
Gross Profit	$23.9 million	$7.8 million	+208%
Operating Income (Loss)	$4.0 million	$(12.0) million	+$16.0 million
Net Income (Loss) from Continuing Operations	$66.5 million	$(106.8) million	+$173.3 million
Total Adjusted EBITDA	$9.8 million	$(3.3) million	+$13.1 million

Ellery W. Roberts, CEO of 1847 Holdings, commented, “Throughout 2025, our operating companies delivered meaningful progress, with CMD emerging as a key contributor to overall performance. Revenue at CMD grew by roughly 32% year-over-year (on a pro forma basis) to approximately $40.5 million, reflecting solid growth driven by expanded operations and sustained market demand. Profitability also improved, as Adjusted EBITDA increased to approximately $14.3 million compared to approximately $7.7 million in pro forma Adjusted EBITDA in the prior year, which we believe underscores the business’s ability to scale efficiently and generate stronger earnings as it grows.

Entering 2026, CMD is supported by recent contract awards and a substantial pipeline exceeding $160 million, the largest in CMD’s history, providing increased visibility into future revenue opportunities. However, there can be no assurance that pending bids will result in contract awards or revenue. Continued geographic expansion and deeper relationships with national homebuilders are expected to further support this trajectory.”

“We are also evaluating potential strategic alternatives for CMD that reflect its strong market position, financial performance, and growth trajectory. We are considering several options, ranging from a refinancing to a potential sale of CMD at what we believe would be an attractive valuation, with the goal of retiring our convertible debt. We believe this is the right time to explore opportunities that could unlock significant value for our shareholders and that we are well-positioned to achieve an optimal outcome.”

“Across the broader portfolio, performance trends remain encouraging, while ongoing efforts to streamline the corporate structure have reduced overhead and improved capital allocation. Kyle’s continued to deliver strong growth and improved profitability, while we are actively repositioning WOLO and ICD to capture new opportunities in e-commerce logistics and high-growth construction markets, respectively. We believe a that stronger operating base, enhanced efficiency, and an expanding pipeline position the Company to continue executing its strategy of building, scaling and optimizing strong niche businesses.”

During the year, we took decisive action to streamline our structure and reduce overhead, lowering operating expenses and sharpening our focus on execution and growth across our subsidiaries. We believe that strong momentum across our operating companies, combined with an expanding pipeline and a more efficient structure, positions 1847 to drive sustained growth and long-term shareholder value,” concluded Mr. Roberts.

2025 Financial Summary

Revenues increased by $32,561,982, or 207%, to $48,272,312 for the year ended December 31, 2025, as compared to $15,710,330 for the year ended December 31, 2024.

Cost of revenues was $24,354,373 for the year ended December 31, 2025, as compared to $7,937,588 for the year ended December 31, 2024.

Personnel costs were $8,174,368 for the year ended December 31, 2025, as compared to $6,538,872 for the year ended December 31, 2024.

Professional fees were $4,363,982 for the year ended December 31, 2025, as compared to $6,896,438 for the year ended December 31, 2024.

Total operating expenses were $44,290,600 for the year ended December 31, 2025, compared to $27,708,574 for year ended December 31, 2024. This resulted in income from operations of $3,981,712, compared to a loss of $11,998,244 a year ago.

Total other income, net, was $64,852,245 for the year ended December 31, 2025, compared to an other expense, net, of $95,508,010 for year ended December 31, 2024, mainly due to a gain on change in fair value of warrant liabilities of $76,904,488, partially offset by interest expense of $7,036,424, a loss on extinguishment of debt of $3,126,338, amortization of debt discounts of $1,538,773, loss on settlement of debt of $500,000 and other expense of $79,278.

The foregoing factors resulted in net income from continuing operations of $66,480,957 for the year ended December 31, 2025, versus a net loss of $106,804,254 for the year ended December 31, 2024. As noted above, such net income was largely driven by the gain on change in fair value of warrant liabilities, as well as the operating income resulting from the significant revenues generated by CMD.

Consolidated EBITDA and Adjusted EBITDA

The Company reported consolidated Adjusted EBITDA of $9,829,540 in FY 2025, as compared to Adjusted EBITDA of $(3,309,879) for FY 2024. The Company defines EBITDA as earnings before interest, taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other income (expense), gain on disposal of property and equipment, amortization of debt discounts, loss on extinguishment of debt, loss on settlement of debt, gain (loss) on change in fair value of warrant liabilities, gain on change in fair value of derivative liabilities, impairment of goodwill and intangible assets, loss on abandonment of right-of-use asset, non-recurring professional and acquisition-related fees, and management fees. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies.

The table below reconciles consolidated EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP net income (loss) for years ended December 31, 2025 and 2024.

	Year Ended December 31,
	2025	2024
Net income (loss)	$65,559,185	$(100,527,409)
Net (income) loss from discontinued operations	921,772	(6,276,845)
Interest expense	7,036,424	4,262,224
Income tax provision (benefit)	2,353,000	(702,000)
Depreciation and amortization	1,425,349	655,658
EBITDA	77,295,730	(102,588,372)
Other expense	79,278	1,263,983
Gain on disposal of property and equipment	(43,570)	(13,000)
Amortization of debt discounts	1,538,773	9,047,721
Loss on extinguishment of debt	3,126,338	4,709,793
Loss on settlement of debt	500,000	–
(Gain) loss on change in fair value of warrant liabilities	(76,904,488)	77,638,662
Gain on change in fair value of derivative liabilities	(185,000)	(1,401,373)
Impairment of goodwill	–	679,175
Loss on abandonment of right-of-use asset	112,705	–
Non-recurring professional fees and acquisition-related fees	3,209,774	5,086,532
Management fees	1,100,000	2,267,000
Adjusted EBITDA	$9,829,540	$(3,309,879)

The table below reconciles CMD’s EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP net income for the years ended December 31, 2025 and 2024, with prior-year results presented on a pro forma basis for comparability.

	Year Ended December 31,
	2025	2024
Net income	$6,927,579	$7,463,469
Interest expense	399	53,632
Income tax provision	1,704,000	49,000
Depreciation and amortization	914,307	211,181
EBITDA	9,546,285	7,777,282
Other (income) expense	79,278	(41,163)
Non-recurring professional and acquisition-related fees	1,125,954	–
Management fees	300,000	–
1847 corporate-related allocated expenses	3,207,583	–
Adjusted EBITDA	$14,259,100	$7,736,119

The table below reconciles Kyle’s EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP net loss for the years ended December 31, 2025 and 2024.

	Year Ended December 31,
	2025	2024
Net loss	$(1,280,431)	$(1,004,216)
Interest expense	113,552	90,841
Income tax provision (benefit)	650,000	(157,000)
Depreciation and amortization	494,548	575,835
EBITDA	(22,331)	(494,540)
Other expense	–	136,192
Loss on extinguishment of debt	458,218
Impairment of goodwill	–	355,207
Management fees	250,000	187,500
1847 corporate-related allocated expenses	441,416	377,354
Adjusted EBITDA	$1,127,303	$561,713

The table below reconciles ICD’s EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP net loss for the years ended December 31, 2025 and 2024.

	Year Ended December 31,
	2025	2024
Net loss	$(714,310)	$(1,075,592)
Interest expense	512	76,206
Income tax benefit	(1,000)	(597,000)
Depreciation and amortization	13,870	79,547
EBITDA	(700,928)	(1,516,839)
Other expense	–	1,128,000
Gain on disposal of property and equipment	(43,570)	(13,000)
Amortization of debt discounts	–	64,306
Impairment of goodwill	–	323,968
Loss on abandonment of right-of-use asset	112,705	–
Management fees	250,000	187,500
1847 corporate-related allocated expenses	–	397,817
Adjusted EBITDA	$(381,793)	$571,752

The table below reconciles Wolo’s EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP net loss for the years ended December 31, 2025 and 2024.

	Year Ended December 31,
	2025	2024
Net loss	$(1,153,494)	$(1,292,354)
Interest expense	102,629	142,656
Income tax provision	–	3,000
Depreciation and amortization	276	276
EBITDA	(1,050,589)	(1,146,422)
Other expense	–	72
Management fees	300,000	300,000
1847 corporate-related expenses	152,462	375,561
Adjusted EBITDA	$(598,127)	$(470,789)

About 1847 Holdings LLC

1847 Holdings LLC (OTC: LBRA), a diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings’ investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as “solid” for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings’ ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings’ view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: LBRA@crescendo-ir.com

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